Exhibit 5.1

Domenic D’Argento
e: ddargento@petelaw.com
www.petelaw.com

October 30, 2024

Digihost Technology Inc.

110 Yonge Street East, Suite 1601

Toronto, Ontario

M5C 1T4, Canada

Dear Sirs/Mesdames:

RE:	Registration Statement on Form F-1 of Digihost Technology Inc.

We have acted as Canadian counsel to Digihost Technology Inc. (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to 7,272,726 subordinate voting shares of the Company, including:

(i)	3,636,363 subordinate voting shares of the Company (the “Registered Shares”) issued in a private placement by the selling holders of the SV Shares; and

(ii)	up to 3,636,363 Registered Shares that are issuable upon the exercise of outstanding warrants (the “Warrants”) of the Company by the selling holders of the Warrants.

For the purpose of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the form of certificate representing the Warrants (the “Warrant Certificate”) and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinion hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Company.

In reviewing the foregoing documents and in giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

We are qualified to practice law in the Province of Ontario and this opinion is rendered solely with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

18 King St. E, Suite 902 | Toronto, Ontario, M5C 1C4 ● CONTACT Tel: 647-260-1602 | Fax: 647-259-1785

Where our opinion below refers to the Registered Shares as being “fully paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been or will be paid or provided. No opinion is expressed as to the adequacy of any consideration received.

Based upon and subject to the foregoing and to the qualifications set forth herein, we are of the opinion that:

1.	the 3,636,363 Registered Shares issued to the selling holders have been validly issued as fully paid and non-assessable subordinate voting shares in the capital of the Company; and

2.	upon exercise of the Warrants in accordance with the terms of the Warrant Certificates, and subject to receipt of the exercise price therefor, the up to 3,636,363 Registered Shares issuable in respect thereof will be validly issued as fully paid and non-assessable subordinate voting shares in the capital of the Company.

This opinion is solely for the benefit of the addressee and not for the benefit of any other person. It is rendered solely in connection with the subject matter to which it relates. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal matters” in the prospectus included in the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours truly,

/s/ “Peterson McVicar LLP”

PETERSON McVICAR LLP